Exhibits 5.1 and 23.1

[Letterhead of Morgan, Lewis & Bockius LLP]

July 30, 2024

Toyota Auto Finance Receivables LLC
6565 Headquarters Drive, W2-3D
Plano, Texas 75024
Re:              Toyota Auto Receivables 2024-C Owner Trust
Ladies and Gentlemen:
We have acted as special counsel to Toyota Auto Finance Receivables LLC, a Delaware limited liability company (the “Depositor”) in connection with the sale by the Depositor and the purchase by the Underwriters (as defined below) of $363,850,000 aggregate principal amount of 5.471% Asset Backed Notes, Class A-1 (the “Underwritten Class A-1 Notes”), $340,100,000 aggregate principal amount of 5.16% Asset Backed Notes, Class A-2a (the “Underwritten Class A-2a Notes”), $245,100,000 aggregate principal amount of SOFR Rate plus 0.37% Asset Backed Notes, Class A-2b (the “Underwritten Class A-2b Notes”), $585,200,000 aggregate principal amount of 4.88% Asset Backed Notes, Class A-3 (the “Underwritten Class A-3 Notes”), and $86,687,000 aggregate principal amount of 4.83% Asset Backed Notes, Class A-4 (the “Underwritten Class A-4 Notes” and, collectively with the Underwritten Class A-1 Notes, the Underwritten Class A-2a Notes, the Underwritten Class A-2b Notes and the Underwritten Class A-3 Notes, the “Underwritten Notes”), pursuant to the terms of the Underwriting Agreement, dated as of July 23, 2024 (the “Underwriting Agreement”), among the Depositor, TMCC, and each of MUFG Securities Americas Inc., BMO Capital Markets Corp., BofA Securities, Inc. and Lloyds Securities Inc., as representatives of the several underwriters identified therein (collectively, the “Underwriters”), Toyota Motor Credit Corporation and the Depositor.
In connection with the issuance and sale of the Underwritten Notes and $19,150,000 aggregate principal amount of 5.471% Asset Backed Notes, Class A-1 (the “Non-Underwritten Class A-1 Notes”), $17,900,000 aggregate principal amount of 5.16% Asset Backed Notes, Class A-2a (the “Non-Underwritten Class A-2a Notes”), $12,900,000 aggregate principal amount of SOFR Rate plus 0.37% Asset Backed Notes, Class A-2b (the “Non-Underwritten Class A-2b Notes”), $30,800,000 aggregate principal amount of 4.88% Asset Backed Notes, Class A-3 (the “Non-Underwritten Class A-3 Notes”), $4,563,000 aggregate principal amount of 4.83% Asset Backed Notes, Class A-4 (the “Non-Underwritten Class A-4 Notes” and, collectively with the Non-Underwritten Class A-1 Notes, the Non-Underwritten Class A-2a Notes, the Non-Underwritten Class A-2b Notes, the Non-Underwritten Class A-3 Notes and the Underwritten Notes, the “Registered Notes”) and $43,750,000 aggregate principal amount of 0.00% Asset Backed Notes, Class B (the “Class B Notes” and together with the Registered Notes, the “Notes”), the Depositor has prepared a prospectus dated July 23, 2024 (collectively with any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Underwritten Notes, the “Prospectus”).  Toyota Auto Receivables 2024-C Owner Trust (the “Issuer”) was formed pursuant to a

Toyota Auto Finance Receivables LLC
July 30, 2024

Trust Agreement, dated as of October 2, 2023, by and between the Depositor and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of July 30, 2024, by and between the Depositor and the Owner Trustee.
The Depositor has filed with the Securities and Exchange Commission a registration statement on Form SF-3 (Registration No. 333-259868), as amended by Amendment No. 1 thereto, for the registration of the Registered Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  As set forth in the Prospectus, the Notes will be issued pursuant to an Indenture, dated as of July 30, 2024 (the “Indenture”), between the Issuer and Citibank, N.A., as indenture trustee (in such capacity, the “Indenture Trustee”) and as securities intermediary.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Issuer in accordance with their terms.
As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.
Each opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:
(i)
the enforceability of any obligation of the Issuer or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshaling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(ii)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Toyota Auto Finance Receivables LLC
July 30, 2024

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authorized by all requisite statutory trust action on the part of the Issuer, executed by the Owner Trustee and authenticated by the Indenture Trustee in accordance with the Indenture, and, in the case of the Underwritten Notes, delivered against payment in accordance with the Underwriting Agreement, will be entitled to the benefits of the Indenture and constitute binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Opinions” in the Prospectus.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.
Very truly yours,

/s/ Morgan, Lewis & Bockius LLP